363152.doc                   8
                                                      EXHIBIT 4.1



                         FIFTH AMENDMENT
                       OF CREDIT AGREEMENT


     THIS FIFTH AMENDMENT OF CREDIT AGREEMENT, dated as of October 5, 1998 (this "Amendment"), is by and among Stone Container Corporation, a Delaware corporation (the "Borrower"), the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders (collectively, the "Lenders," and each individually, a "Lender"), Bankers Trust Company, as agent (the "Agent") for the Lenders, and the undersigned financial institutions designated as such in their capacities as Co-Agents.

RECITALS:

     A. The Borrower, Bank of America National Trust & Savings Association, The Bank of New York, The Bank of Nova Scotia, Credit Agricole Indosuez, The Chase Manhattan Bank, N.A., Dresdner Bank AG-Chicago and Grand Cayman Branches, The First National Bank of Chicago, The Long-Term Credit Bank of Japan, Ltd., NationsBank, N.A., The Sumitomo Bank, Ltd., Chicago Branch and Toronto Dominion (Texas), Inc., as co-agents (collectively, the "Co-Agents," and each individually, a "Co-Agent"), the Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of June 19, 1997, as amended by the First Amendment of Credit Agreement dated as of December 22, 1997, the Second Amendment of Credit Agreement dated as of March 26, 1998, the Third Amendment of Credit Agreement dated as of June 5, 1998 and the Fourth Amendment of Credit Agreement dated as of July 31, 1998 (the "Credit Agreement").

     B. The Borrower has requested the Agent and the Lenders to amend the Credit Agreement and to consent to certain actions, including, without limitation, the amendment of various Loan Documents and the release of certain Collateral securing the Obligations, in order to permit, among other things, (a) Stone Snowflake Newsprint Company to sell all or substantially all of its assets and to engage in certain related transactions, (b) the Borrower to sell all of the outstanding capital stock of Apache Railway Corporation, an Arizona corporation and a Wholly-Owned Subsidiary of the Borrower ("Apache"), and (c) the distribution of a portion of the Abitibi Shares owned by Stone-Canada to the Borrower as consideration for the redemption of shares of preferred stock of Stone-Canada that are pledged to the Agent under a Pledge Agreement, and the pledge of such Abitibi Shares to the Agent for the benefit of the Lenders to secure the Obligations.

     C. The Borrower, the Agent and the Lenders desire to amend the Credit Agreement and to consent to various actions, including without limitation, the amendment of various Loan Documents, on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
     SECTION 1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Credit Agreement as amended hereby.

     SECTION 2.   Amendment to the Credit Agreement.  The Credit
Agreement is, as of the Effective Date (as defined below), hereby amended as follows:

          (a) Section 3.4(e) of the Credit Agreement is amended in its entirety to read as follows:

          "(e)  [intentionally deleted]"

          (b)  A new Section 5.1.20 is added to the Credit
     Agreement reading as follows:

          "Section 5.1.20 Stone Snowflake Sale Proceeds. Substantially simultaneously with the consummation of the Stone Snowflake Sale Transaction, the Borrower shall cause Stone Snowflake to declare and pay to the Borrower an extraordinary dividend in an amount not less than the amount of proceeds received by Stone Snowflake in the Stone Snowflake Sale Transaction which would have constituted "Material Sale Proceeds" under
          Section 3.4(c) of the Credit Agreement but for the Borrower's election to treat such proceeds as Excluded Sale Proceeds under the Excluded Sales Proceeds Basket pursuant to the terms of the Fifth Amendment to this Credit Agreement dated as of October 5, 1998 (such amount being the "Snowflake Collateral Amount"). The Borrower shall cause (i) the amount of proceeds received by the Borrower for the sale of all of the capital stock of Apache Railway Corporation which would have constituted "Material Sale Proceeds" under Section 3.4(c) of the Credit Agreement but for the Borrower's election to treat such proceeds as Excluded Sale Proceeds under the Excluded Sales Proceeds Basket pursuant to the terms of the Fifth Amendment to this Credit Agreement dated as of October 5, 1998 (such amount being the "Apache Collateral Amount") and (ii) the Snowflake Collateral Amount to be paid for the Borrower's account directly into the cash collateral account established pursuant to the Stone Snowflake Cash Collateral Agreement. Prior to consummating the Stone Snowflake Sale Transaction, the Borrower shall execute and deliver to the agent the Stone Snowflake Cash Collateral Agreement, together with such financing statements, legal opinions and other certificates and documents as the Agent may reasonably request, all in form and substance satisfactory to the Agent. The Borrower shall also take or cause to be taken all actions reasonably requested by the Agent in order to perfect or protect the Lien of the Stone Snowflake Cash Collateral Agreement with respect to such cash Collateral. The Borrower acknowledges and agrees that, pursuant to Section 6 of the Stone Snowflake Pledge Agreement, the Snowflake Collateral Amount constitutes, and shall be held as, Collateral as required under the terms of the Stone Snowflake Pledge Agreement and pursuant to the terms and conditions of the Stone Snowflake Cash Collateral Agreement."

               (c) Section 5.2.2(y) of the Credit Agreement is amended in its entirety to read as follows:

               "(y) [intentionally deleted]; and"

          (d) Section 5.2.10(a) of the Credit Agreement is amended by replacing the ";" with a "." at the end thereof and adding the following additional sentence at the end thereof:

          "For purposes of this Section 5.2.10(a), a "voluntary purchase or prepayment" of Indebtedness for Money Borrower shall include, without limitation, the purchase of any Subordinated Debt or any Indebtedness created pursuant to or evidenced by any of the Specified Senior Indentures or any other indenture or agreement in connection with or as a consequence of any "change of control" (or any other similar term) as such term is defined or used in any Subordinated Debt or any indenture relating thereto or any Indebtedness created pursuant to or evidenced by any Specified Senior Indenture or any other indenture or agreement where such "change of control" arises from a transaction approved by the Board of Directors of the Borrower, which purchase shall be prohibited by this Section 5.2.10(a)."

               (e) Section 5.2.12(vi) of the Credit Agreement is amended in its entirety to read as follows:

               "(vi) [intentionally deleted] or"

               (f)  Subpart (y) of the second sentence of Section
     5.2.12 of the Credit Agreement is amended by deleting therefrom the phrase "("Stone Snowflake")".

               (g) Section 5.3.2 of the Credit Agreement is amended by deleting the ratio ".92 to 1" appearing opposite
     September 30, 1998 and substituting therefor the ratio ".95 to 1".

               (h)The Definitional Appendix to the Credit
          Agreement is amended by adding the following definitions in their appropriate alphabetical order:

          ""Stone Snowflake Cash Collateral Agreement" means a cash collateral account agreement to be entered into between the Borrower and the Agent for the benefit of the "Beneficiaries" (as defined in the Stone Snowflake Pledge Agreement). Such agreement shall be in form and substance satisfactory to the Agent and shall provide, among other things, that unless prior to such time the Required Lenders have otherwise agreed, on November 30, 1998 all amounts in the cash collateral account established pursuant thereto shall be applied on a pro rata basis to repay the Term Loan, Additional Term Loan, D Tranche Term Loan and E Tranche Term Loan in accordance with Section 3.6(b) of the Credit Agreement as if such amounts constituted Material Sale Proceeds subject to application under such Section.

          "Stone Snowflake Guaranty" means that certain
          Subsidiary Guaranty entered into by Stone Snowflake and dated as of December 4, 1997, as amended, restated, supplemented or otherwise modified from time to time.

          "Stone Snowflake Pledge Agreement" means that certain Pledge Agreement dated as of December 4, 1997 by the Borrower in favor of the Agent pursuant to which the Borrower pledged as collateral, among other things, all of the outstanding shares of the capital stock of Stone Snowflake, as amended, restated, supplemented or otherwise modified from time to time.

          "Stone Snowflake Sale Transaction" means (i) the sale by Stone Snowflake to Abitibi Consolidated Sales Corporation or an Affiliate thereof ("Purchaser") of all or substantially all of the assets of Stone Snowflake and (ii) the sale by the Borrower to Purchaser of all of the capital stock of Apache Railway Corporation, an Arizona corporation and a Wholly-Owned Subsidiary of the Borrower, for aggregate gross cash consideration of not less than $240 million and the entering into a lease agreement and other related agreements, all pursuant to documentation reasonably satisfactory to the Agent."

          (i) The definition of "Stone Snowflake" in the Definitional Appendix of the Credit Agreement is amended in its entirety to read as follows:

          ""Stone Snowflake" means Stone Snowflake Newsprint Company, a Delaware corporation which is the "newly formed Wholly-Owned Subsidiary of the Borrower" referenced in the second sentence of Section 5.2.12."

     SECTION 3. Consent, Waiver and Agreement. (a) The undersigned Lenders and the Agent hereby consent to the release and termination of the Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents dated as of October 12, 1994, as amended, made by the Borrower and Apache Railway Corporation in favor of the Agent (the "Stone Snowflake Mortgage") which secures the Borrower's medium machine and leasehold interest located at the Snowflake Mill (the "Stone Snowflake Property"), and the release of any Liens existing under any other Loan Documents on any Stone Snowflake Property, with all such releases and terminations being conditioned upon, and effective contemporaneously with, the consummation of the Stone Snowflake Sale Transaction. The Lenders authorize the Agent to execute and deliver such documentation (including, without limitation, a mortgage release and UCC partial release statements), and to take such further actions, all as may be reasonably required to release the Agent's and the Lender's Liens on the Stone Snowflake Property. The Lenders also authorize the Agent to execute and deliver such further documentation and to take such further actions (including, without limitation, to release any Liens with respect to assets (including any assets of Apache Railway Corporation) being sold in the Stone Snowflake Sale Transaction), all as may reasonably be required to facilitate the Stone Snowflake Sale Transaction. The Lenders, the Agent and the Borrower further agree that, notwithstanding any provision to the contrary in the Stone Snowflake Pledge Agreement, and except as the Required Lenders may otherwise subsequently consent to, (i) amounts held in the cash collateral account established pursuant to the Stone Snowflake Cash Collateral Agreement shall be applied as set forth in the definition of Stone Snowflake Cash Collateral Agreement unless the Loans shall have been accelerated prior to November 30, 1998 (in which case such amounts shall be applied as provided in the Stone Snowflake Cash Collateral Agreement) and (ii) any portion of the proceeds relating to the sale of Stone Snowflake's assets as part of the Stone Snowflake Sale Transaction which is in excess of the Snowflake Collateral Amount and which is dividended to the Borrower by Stone Snowflake shall not constitute Collateral under the Stone Snowflake Pledge Agreement or otherwise and shall not be required to be deposited by the Borrower with the Agent. The Lenders and the Borrower authorize and direct the Agent to make the application of funds described in part (i) of the preceding sentence in accordance with the terms of the Stone Snowflake Cash Collateral Agreement.

     (b) The undersigned Lenders and the Agent hereby consent to, and waive any breach of Section 5.2.5 of the Credit Agreement arising out of, the redemption or purchase for cancellation by Stone-Canada of shares of its preferred stock owned of record by the Borrower which are pledged to the Agent in exchange for the transfer of Abitibi Shares by Stone-Canada to the Borrower in consideration for such redemption or purchase (such transaction being referred to as the "Stone-Canada Abitibi Share Distribution"), so long as (i) all such Abitibi Shares transferred to Stone are delivered to the Agent, together with appropriately executed stock powers, to be held as Collateral pursuant to the terms and conditions of that certain Pledge Agreement dated as of June 19, 1997, as amended (the "Stone-Canada Pledge Agreement"), between the Borrower and the Agent, relating to the pledge of 51% of the capital stock of Stone-Canada by the Borrower in favor of the Agent and (ii) 51% of the remaining outstanding shares of preferred stock of Stone-Canada owned by the Borrower are delivered to the Agent, together with appropriately executed stock powers, to be held as Collateral pursuant to the terms and conditions of the Stone-Canada Pledge Agreement. The Lenders also authorize the Agent to execute and deliver such further documentation (including, without limitation, an amendment to the Stone-Canada Pledge Agreement to facilitate the Stone-Canada Abitibi Share Distribution and to effect a valid, first priority pledge of all Abitibi Shares and Stone-Canada preferred shares so received by the Borrower in favor of the Agent), and to take such further actions (including, without limitation, to release any necessary preferred shares which are being redeemed or repurchased from the Lien under the Stone-Canada Stock Pledge), all as may be reasonably required to facilitate the Stone-Canada Abitibi Share Distribution.

     (c) The undersigned Lenders and the Agent hereby waive any breach of the Credit Agreement by the Borrower resulting from the Borrower's failure to comply with Section 5.3.2 of the Credit Agreement as in effect prior to giving effect to this Amendment for the Fiscal Quarter ending September 30, 1998, provided that the Borrower shall comply with Section 5.3.2 of the Credit Agreement as amended by this Amendment.

     SECTION 4. Excluded Sales Proceeds Designation. The Borrower hereby elects to have the net proceeds received by the Borrower and Stone Snowflake as consideration in the Stone Snowflake Sale Transaction designated as Excluded Sale Proceeds and thereby excluded from the prepayment requirements of Section 3.4(c) of the Credit Agreement; provided, however, that such designation shall in no way affect or diminish the Borrower's agreements or obligations set forth in Section 2(b) above.

     SECTION 5.  Conditions Precedent to Effectiveness of
Amendment.  This Amendment shall become effective upon the date
(the "Effective Date") when each of the following conditions precedent has been satisfied:

     (a)  each of the Borrower, the Agent and the Required
Lenders shall have executed and delivered this Amendment;

     (b) Stone Snowflake shall have executed and delivered a Reaffirmation of Guaranty in substantially the form attached hereto as Exhibit A; and

     (c) the Agent shall have received from the Borrower such certificates and opinions, including an opinion of Messrs. Sidley
& Austin, counsel for the Company, with respect hereto as the Agent may reasonably require.

     SECTION 6.  Representations and Warranties of the Borrower.
The Borrower represents and warrants to the Lenders, the Co-
Agents and the Agent as follows:

(a) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects at and as of the date hereof as though made on and as of the date hereof (except to the extent specifically made with regard to a particular date).

     (b) No Event of Default or Unmatured Event of Default has occurred and is continuing.

     (c) The execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of, and duly executed and delivered by, the Borrower and this Amendment is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

     (d) The execution, delivery and performance of this Amendment do not conflict with or result in a breach by the Borrower of any term of any material contract, loan agreement, indenture or other agreement or instrument to which the Borrower is a party or is subject, including without limitation any Specified Senior Indenture, any agreement relating to Subordinated Debt or that certain Agreement and Plan of Merger dated as of May 10, 1998 among the Borrower, Jefferson Smurfit Corporation and JSC Acquisition Corporation.

     SECTION 7.  References to and Effect on the Credit
Agreement.

     (a) On and after the Effective Date each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Credit Agreement in the Loan Documents and all other documents (the "Ancillary Documents") delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

     (b)  Except as specifically amended above, the Credit
Agreement, the Loan Documents and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

     (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders, the Co-Agents or the Agent under the Credit Agreement, the Loan Documents or the Ancillary Documents except as expressly provided above.

     (d) The Borrower acknowledges and agrees that this Amendment constitutes a "Loan Document" for purposes of the Credit Agreement, including, without limitation, Section 7.1(d) of the Credit Agreement.

     SECTION 8. Execution in Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. This Amendment shall be binding upon the respective parties hereto upon the execution and delivery of this Amendment by the Borrower, the Agent and the Required Lenders regardless of whether it has been executed and delivered by all of the Lenders. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

     SECTION 9.  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED
BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS
OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE INTERNAL
CONFLICTS OF LAWS PROVISIONS THEREOF.

     SECTION 8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

     SECTION 9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Pages Follow]
EXHIBIT A


REAFFIRMATION OF GUARANTY


     The undersigned acknowledges receipt of a copy of the Fifth Amendment of Credit Agreement (the "Amendment") dated as of October ____, 1998, consents to such amendment and each of the transactions and waivers referenced therein and hereby reaffirms its obligations under the Stone Snowflake Guaranty (as defined in the Amendment).



Dated as of October ____, 1998


                                STONE SNOWFLAKE NEWSPRINT COMPANY



                         By:_____________________________________

                        Title:  _________________________________